Exhibit 99.1

NEWS RELEASE                                                      February 24, 2015

Highlands Bankshares, Inc. Announces 2014 Annual Earnings

Abingdon, VA  - Highlands Bankshares, Inc. (OTCBB: HBKA) (the “Company”) and its wholly-owned banking subsidiary, Highlands Union Bank (the “Bank”), today announced earnings for the year ended December 31, 2014 of $2.52 million. Earnings for the fourth quarter of 2014 totaled $582 thousand.

Net interest income for 2014 was $17.95 million, an increase of $855 thousand or 5.0% from 2013.  The Company’s non-interest income increased by $177 thousand or 4.3% from 2013 to 2014. The Company had $758 thousand in securities losses in 2013 compared to $1 thousand in gains from securities sales in 2014. Total non-interest expense for 2014 was $19.15 million, resulting in a decrease of $1.92 million or 9.1% compared to 2013. The decrease in non-interest expense was primarily due to a decrease in expenses related to foreclosed assets (operating expenses and write-downs) of $2.25 million, or 59.50%, from 2013.

Total assets increased $6.80 million to $605.11 million in 2014. Net loans increased $4.56 million or 1.15% during the year, while total deposits decreased $4.78 million or 0.98%. Investment securities available for sale increased $29.02 million or 52.45% during the year.

Non-performing assets are comprised of loans on non-accrual status, loans contractually past due 90 days or more and still accruing interest, other real estate owned and repossessions. Non-performing assets were $18.37 million, or 3.04% of total assets, at December 31, 2014, compared with $18.82 million, or 3.14% of total assets, at December 31, 2013, and $27.51 million, or 4.65% of total assets, at December 31, 2012. The Company continues to focus its efforts on reducing its non-performing assets, primarily by reducing non-accrual loans and selling OREO property.

Total stockholders’ equity increased by $19.81 million, or 60.05% from December 31, 2013 to December 31, 2014, primarily as a result of the capital raise that was completed in 2014. The Company raised approximately $16.4 million through a private placement capital raise and a rights offering to existing shareholders. With the proceeds of the capital raise, the Company paid off its $3.44 million holding company loan with Community Bankers Bank and the remaining $3.15 million of its trust preferred securities, including accrued interest, and down-streamed $7.9 million to the Bank.

Caution about Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements relating to financial and operational performance and certain plans, expectations, goals and projections. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, these statements are inherently subject to numerous assumptions, risks and uncertainties, and there can be no assurance that actual results, performance or achievements will not differ materially from those set forth or implied in the forward-looking statements. For an explanation of the risks and uncertainties associated with forward-looking statements, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and other filings with the Securities and Exchange Commission.

About Highlands Bankshares, Inc.

Highlands Bankshares, Inc. is a bank holding company and parent company of Highlands Union Bank.  The Company and the Bank are headquartered in Abingdon, Virginia, with 14 branches in Southwest Virginia, Eastern Tennessee and Western North Carolina.

Highlands Bankshares, Inc.

Financial Highlights (unaudited)
(in thousands)
UNAUDITED
	Twelve Months Ended	Twelve Months Ended
Results of Operation	December 31, 2014	December 31, 2013

Net Interest Income	$17,947	$17,092
Net Income	$2,526	$1,482
Net Income- Bank only	$2.978	$2,241
Non-Interest Income	$4,275	$4.098
Non-Interest Expense	$19,149	$21,067

Financial Condition	December 31, 2014	December 31, 2013

Assets	$605,114	$598,312
Loans	$406,997	$403,786
Securities/Other Investments	$91,102	$60,028
Deposits	$483,497	$488,274
Stockholder’s Equity	$52,802	$32,991

Non-Performing Assets	$18,369	$18,821